Exhibit 99.1

1259 NW 21 Street

Pompano Beach, FL 33069

NEWS

May 12, 2006

FOR MORE INFORMATION:

954-917-7665

HOWARD L. EHLER, JR.

CHIEF OPERATING OFFICER

IMPERIAL ANNOUNCES RECORD 2006 FIRST QUARTER PROFITS

AND 12TH CONSECUTIVE PROFITABLE QUARTER

First Quarter Net Income Increases 30.1% Over 2005 First Quarter

Pompano Beach, FL………Imperial Industries, Inc. (Nasdaq CM: “IPII”) announced today the results of operations for the first quarter ended March 31, 2006.

Net sales for the three months ended March 31, 2006 were $20,033,000, compared to $16,592,000 in the same period in 2005, an increase of 20.7%. For the first quarter ended March 31, 2006, the Company had net income of $1,081,000, compared to $831,000, for the same period in 2005, an increase of 30.1%. Net income per diluted share for the three months ended March 31, 2006 was $.42 compared to $.33 in the same period in 2005, an increase of 27.3%. First quarter profits were the Company’s highest quarterly profits in the past twenty-five years and the twelfth consecutive profitable quarter.

The first quarter 2006 results reflect continuing strong internal growth principally because of the ongoing underlying strength in the housing and commercial construction markets in the Company’s trade areas in the Southeastern United States. In addition, the increase in construction product demand realized shortly after Hurricane Katrina struck the Southeastern United States Gulf Coast in the third quarter of 2005, has continued, and favorably impacted first quarter results. Reconstruction activity in the damaged areas is expected to continue to have a positive impact on the Company’s financial results for the foreseeable future. The significant increase in net income in the first quarter of 2006 compared to the same quarter in 2005, was primarily attributable to the leveraging of the Company’s fixed costs over the higher sales volumes.

S. Daniel Ponce, Imperial’s Chairman of the Board, stated: “We are pleased that strong product demand has continued in the first quarter of this year and that we were able to leverage strong sales gains into higher profits. We remain focused in our efforts to take advantage of strong construction markets in the Southeastern United States, as evidenced by the Company’s recent opening of new distribution facilities, and are presently acting on other expansion opportunities in our trade areas to profitably expand and grow our business. We believe our operations are strategically located in high growth markets which positions our Company to benefit from the continuing strength in construction activity. We as well as others will continue to face challenges to satisfy market demand for certain distributed products due to current industry shortages of such products.”

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the States of Florida, Georgia, Mississippi and Alabama. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiary, Premix-Marbletite Manufacturing Co. The Company’s subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of gypsum, roofing, insulation and masonry products manufactured by other companies as well as the Company’s manufactured products. See our website at www.imperialindustries.com for more information about the Company.

Page 2 of News Release dated May 12, 2006

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including changes in economic, business, and competitive market conditions, and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.”  The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

IMPERIAL INDUSTRIES, INC.

Financial Highlights

	(Unaudited)
	Three Months Ended March 31,
	2006	2005
Net sales	$20,033,000	$16,592,000

Income before income taxes	$1,718,000	$1,326,000
Income tax expense	(637,000)	(495,000)

Net income	$1,081,000	$831,000

Income per common share - basic	$.44	$.34
Income per common share - diluted	$.42	$.33

Weighted average shares outstanding - basic	2,468,241	2,413,924
Weighted average shares outstanding - diluted	2,552,685	2,501,842